Exhibit 23.A
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-147940) of El Paso Pipeline Partners, L.P. pertaining to the Long-Term Incentive Plan of El Paso Pipeline GP Company, L.L.C. of our reports dated February 25, 2008, with respect to:
i)	the consolidated financial statements and schedule of Colorado Interstate Gas Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and

ii)	the consolidated financial statements and schedule of Southern Natural Gas Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, each filed with the Securities and Exchange Commission, incorporated by reference in this Current Report (Form 8-K/A) of El Paso Pipeline Partners, L.P.
/s/ Ernst & Young LLP
Houston, Texas
December 11, 2008